Exhibit 99.1
eBay Inc.
AMENDED AND RESTATED 1998 EMPLOYEE STOCK PURCHASE PLAN
As Amended on March 28, 2007
     1. Establishment of Plan. eBay Inc. (the “Company“) proposes to grant options for purchase of the company’s Common Stock to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “Parent Corporation” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). “Participating Subsidiaries” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 7,200,000 shares of the company’s Common Stock were reserved for issuance under this amended and restated Plan when originally adopted. In addition, on each January 1, the aggregate number of shares of the company’s Common Stock reserved for issuance under the Plan shall be increased automatically by the number of shares purchased under this Plan in the preceding calendar year; provided that the aggregate shares reserved under this Plan shall not exceed 36,000,000 shares. Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.
     2. Purpose. The purpose of this Plan is to provide eligible employees of the Company and its Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions or contributions, to enhance such employees’ sense of participation in the affairs of the Company or Participating Subsidiaries, and to provide an incentive for continued employment. In addition, the Plan authorizes the grant of options and the issuance of the company’s Common Stock which do not qualify under Section 423 of the Code pursuant to sub-plans or special rules adopted by the Board or the Compensation Committee of the Board (as hereinafter defined) designated to achieve desired tax or other objectives in particular locations outside the United States.
     3. Administration.
          (a) This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.
          (b) The Board or the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Board or the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. The Board or the Committee may adopt such rules, guidelines and forms as the applicable laws allow to accomplish the transfer of secondary Class 1 National Insurance Contributions (“NIC“) in the United Kingdom (“UK“) from the employer to the participants in the UK and to make such transfer of NIC liability a condition to the exercise of options in the UK.
          (c) The Board or the Committee may also adopt sub-plans applicable to particular Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 1 above, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
     4. Eligibility. Any employee of the Company or its Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan, subject to Section 19 and except the following:
          (a) employees who are not employed by the Company or a Participating Subsidiary (10) days before the beginning of such Offering Period, except that employees who were employed on the Effective Date of the Registration Statement filed by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) registering the initial public offering of the company’s Common Stock were eligible to participate in the first Offering Period under the Plan;
          (b) employees who are customarily employed for twenty (20) hours or less per week, unless local law prohibits exclusion of part-time employees;

          (c) employees who are customarily employed for five (5) months or less in a calendar year, unless local law prohibits exclusion of such employees;
          (d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries; and
     5. Offering Dates. The offering periods of this Plan (each, an “Offering Period”) shall be of twenty-four (24) months duration commencing on May 1 and November 1 of each year and ending on April 30 and October 31 of each year; provided, however, that notwithstanding the foregoing, the first such Offering Period shall commence on the later of November 1, 2007 or the first day of the first calendar month following the calendar month in which the company’s registration statement on Form S-8 is filed with respect to the Plan (the “First Offering Date”) and shall end on April 30, 2008. Except for the first Offering Period, each Offering Period shall consist of four (4) six month purchase periods (individually, a “Purchase Period“) during which payroll deductions or contributions of the participants are accumulated under this Plan. The first Offering Period shall consist of no more than five and no fewer than three Purchase Periods, any of which may be greater or less than six months as determined by the Committee. The first business day of each Offering Period is referred to as the “Offering Date”. The last business day of each Purchase Period is referred to as the “Purchase Date”. The Committee shall have the power to change the duration of Offering Periods with respect to offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. Notwithstanding the foregoing, the Board or the Committee may establish other Offering Periods in addition to those described above, which shall be subject to any specific terms and conditions that the Committee approves, including requirements with respect to eligibility, participation, the establishment of Purchase Periods and Purchase Dates and other rights under any such Offering. A participant may be enrolled in only one Offering Period at a time.
     6. Participation in this Plan.
          (a) Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering a subscription agreement authorizing payroll deductions or contributions, unless Section 6(b) below applies, to the company’s treasury department (the “Treasury Department”) not later than five (5) days before such Offering Date. Notwithstanding the foregoing, the Committee may set a later time for filing the subscription agreement authorizing payroll deductions or contributions for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Treasury Department by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Treasury Department not later than five (5) days preceding a subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.
          (b) Notwithstanding any other provisions of the Plan to the contrary, in locations where local law prohibits payroll deductions, an eligible employee may elect to participate through contributions to his account under the Plan in a form acceptable to the Board or the Committee.
     7. Grant of Option on Enrollment. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during such Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the fair market value of a share of the company’s Common Stock on the Offering Date (but in no event less than the par value of a share of the company’s Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of the company’s Common Stock on the Purchase Date (but in no event less than the par value of a share of the company’s Common Stock), provided, however, that the number of shares of the company’s Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares which may be purchased pursuant to Section 10(a) with respect to the applicable Purchase Date, or (y) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date. The fair market value of a share of the company’s Common Stock shall be determined as provided in Section 8 below.
     8. Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:
          (a) The fair market value on the Offering Date; or
          (b) The fair market value on the Purchase Date.

     For purposes of this Plan, the term “Fair Market Value” means, as of any date, any date, the value of a share of the company’s Common Stock determined as follows:
(a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;
(b) if such Common Stock is publicly traded and is then listed on another national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;
(c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on another national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or
(d) if none of the foregoing is applicable, by the Board in good faith, which in the case of the First Offering Date will be the price per share at which shares of the company’s Common Stock are initially offered for sale to the public by the company’s underwriters in the initial public offering of the company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act.
     9. Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.
          (a)(i) The purchase price of the shares is accumulated by regular payroll deductions or contributions made during each Offering Period. The deductions or contributions are made as a percentage of the participant’s Compensation in one percent (1%) increments not less than two percent (2%), nor greater than ten percent (10%) or such lower limit set by the Committee. Payroll deductions or contributions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan;
          (a)(ii) “Compensation” means total cash wages or salary and performance-based pay actually received or deferred by an eligible employee under this Plan during the applicable Offering Period, including: base wages or salary; overtime; performance bonuses; commissions; shift differentials; payments for paid time off; payments in lieu of notice; compensation deferred under any program or plan, including, without limitation, pursuant to Section 401(k) or Section 125 of the Code; or any other compensation or remuneration approved as “compensation” by the Board or the Compensation Committee in accordance with Section 423 of the Code. For purposes of this Plan, “Compensation” shall not include forms of compensation or remuneration that are not included or covered by the first sentence in this subparagraph (ii), including the following: moving allowances; payments pursuant to a severance agreement; equalization payments; termination pay (including the payout of accrued vacation time in connection with any such termination); relocation allowances; expense reimbursements; meal allowances; commuting allowances; geographical hardship pay; any payments (such as guaranteed bonuses in certain foreign jurisdictions) with respect to which salary reductions are not permitted by the laws of the applicable jurisdiction); automobile allowances; sign-on bonuses; nonqualified executive compensation; any amounts directly or indirectly paid pursuant to this Plan or any other stock-based plan, including without limitation any stock option, stock purchase, deferred stock unit, or similar plan, of the Company or any Subsidiary; or any other compensation or remuneration determined not to be “compensation” by the Board or the Compensation Committee in accordance with Section 423 of the Code.
          (b) A participant may increase or decrease the rate of payroll deductions or contributions during an Offering Period by filing with the Treasury Department a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than fifteen (15) days after the Treasury Department’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions or contributions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions or contributions for any subsequent Offering Period by filing with the Treasury Department a new authorization for payroll deductions or an election for contributions not later than fifteen (15) days before the beginning of such Offering Period.
          (c) A participant may reduce his or her payroll deduction or contributions percentage to zero during an Offering Period by filing with the Treasury Department a request for cessation of payroll deductions or contributions. Such reduction shall be effective beginning with the next payroll period commencing more than fifteen (15) days after the Treasury Department’s receipt of the request and no further payroll deductions or contributions will be made for the duration of the Offering Period. Payroll deductions or contributions credited to the participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section (e) below. A participant may not resume making payroll deductions or contributions during the Offering Period in which he or she reduced his or her payroll deductions or contributions to zero.
          (d) In countries where local law prohibits payroll deductions, at the time a participant files his or her subscription agreement, instead of authorization for payroll deductions, he or she shall elect to make contributions on each payday during the Offering Period at a rate not exceeding ten percent (10%) of the compensation which he or she receives on such payday, provided that the aggregate of such contributions during the Offering Period shall not exceed ten percent (10%) of the aggregate compensation which he or she would receive during said Offering Period. The

Board or the Committee shall determine whether the amount to be contributed is to be designated as a specific dollar amount, or as a percentage of the eligible compensation being paid on such payday, or as either, and may also establish a minimum percentage or amount for such contributions.
          (e) All participant’s payroll deductions or contributions are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions or contributions unless local law requires that payroll deductions or contributions be held in an interest-bearing account. All payroll deductions or contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or contributions unless segregation of accounts is required by local law.
          (f) On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all funds accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant”s account after such purchase of shares shall be refunded to such participant in cash, without interest unless local law requires the payment of interest; provided, however that any amount remaining in such participant”s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock of the Company shall be carried forward, without interest, unless local law requires the payment of interest into the next Purchase Period or Offering Period and in the locations where the Board or the Committee have determined that such rollover is available under the Plan, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest unless local law requires the payment of interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.
          (g) Subject to Section 9(h), as promptly as practicable after the Purchase Date, the Company shall issue shares for the participant”s benefit representing the shares purchased upon exercise of his or her option. If a participant dies before receiving his or her shares, the account will be set up in the name of such participant”s beneficiary, or the shares will be issued in such beneficiary’s name.
          (h) If, on the Purchase Date, the Company or a Participating Subsidiary is required by local law to withhold taxes on a participant”s exercise of his or her options and such participant”s compensation is not sufficient to cover such withholding, the Company will sell the requisite number of shares to raise the necessary funds to make the withholding.
          (i) During a participant”s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.
     10. Limitations on Shares to be Purchased.
          (a) No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Participating Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall automatically suspend the payroll deductions or contributions of any participant as necessary to enforce such limit provided that when the Company automatically resumes making such payroll deductions or accepting contributions, the Company must apply the rate in effect immediately prior to such suspension.
          (b) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty (30) days prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”). Until otherwise determined by the Committee, the Maximum Share Amount shall be 25,000 shares (subject to any adjustment pursuant to Section 14). If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.
          (c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant”s option to each participant affected.
          (d) Any funds accumulated in a participant”s account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest unless local law requires the payment of interest.

     11. Withdrawal.
          (a) Each participant may withdraw from a Purchase Period under this Plan by signing and delivering to the Treasury Department a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of a Purchase Period.
          (b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest unless local law requires the payment of interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions or by commencing to make contributions in the same manner as set forth in Section 6 above for initial participation in this Plan.
          (c) If the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period. A participant does not need to file any forms with the Company to automatically be enrolled in the subsequent Offering Period.
     12. Termination of Employment. Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the funds credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest unless local law requires the payment of interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company.
     13. Return of Payroll Deductions and Contributions. In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions or contributions credited to such participant’s account. Subject to Section 9(e), no interest shall accrue on the payroll deductions or contributions of a participant in this Plan.
     14. Capital Changes.
          (a) In the event that any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the “Reserves”), the Maximum Share Amount, the number and class of Common Stock covered by each outstanding option, the purchase price per share of Common Stock covered by each option which has not yet been exercised.
          (b) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 14(a), the number and type of securities subject to each outstanding option and the price per share thereof, if applicable, will be equitably adjusted by the Committee. The adjustments provided under this Section 14(b) shall be nondiscretionary and shall be final and binding on the affected participants and the Company.
          (c) “Equity Restructuring” means a non-reciprocal transaction (i.e. a transaction in which the Company does not receive consideration or other resources in respect of the transaction approximately equal to and in exchange for the consideration or resources the Company is relinquishing in such transaction) between the Company and its stockholders, such as a stock split, spin-off, rights offering, nonrecurring stock dividend or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding options.
          (d) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination.
          (e) In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, unless otherwise provided by the Committee in its sole discretion, the Plan will continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the Fair Market Value of the surviving corporation”s stock on each Purchase Date. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination.
     15. Nonassignability. Neither payroll deductions or contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.
     16. Reports. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total funds accumulated in the participant’s account, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.
     17. Notice of Disposition. Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.
     18. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.
     19. Equal Rights And Privileges. All employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Code Section 423(b)(5); provided, however, that employees participating in a sub-plan adopted pursuant to Section 3 which is not designed to qualify under Code Section 423 need not have the same rights and privileges as employees participating in the Code Section 423 Plan. The Board or the Committee may impose restrictions on eligibility and participation of employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws. This Section 19 shall take precedence over all other provisions in this Plan.
     20. Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
     21. Term; Stockholder Approval. After this Plan is adopted by the Board, this Plan will become effective on the First Offering Date (as defined above). This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan (as amended and restated) by the Board on March 28, 2007.
     22. Designation of Beneficiary.
          (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant”s account under this Plan in the event of such participant’s death subsequent to the end of an Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.
          (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     23. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
     24. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.
     25. Amendment or Termination of this Plan. The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 21 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:
          (a) increase the number of shares that may be issued under this Plan; or
          (b) change the designation of the employees (or class of employees) eligible for participation in this Plan.
          Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.